Mpower Stockholders Approve Merger Agreement

ROCHESTER, NY – August 2, 2006 – Mpower Holding Corporation (AMEX: MPE), the parent company of Mpower Communications Corp., a leading provider of data and voice services to retail and wholesale business customers, today announced that the stockholders of the Company voted to adopt the Agreement and Plan of Merger among the Company, U.S. TelePacific Holdings Corp. and TPMC Acquisition Corp. at a special stockholders’ meeting held today in New York City.

The proposed merger was announced on May 5, 2006 and is expected to close as soon as possible pending the satisfaction or waiver of all the conditions set forth in the merger agreement. There are no additional regulatory approvals required for the closing of the merger transaction. Under the terms of the merger agreement, Mpower stockholders will be entitled to receive $1.92 per share in cash, without interest.

About Mpower Holding Corporation
Founded in 1996, Mpower Holding Corporation is the parent company of Mpower Communications Corp., a leading facilities-based broadband communications provider offering a full range of data, telephony, Internet access and network services for retail business and wholesale customers in California, Nevada and Illinois. Further information about the company can be found at www.mpowercom.com.

Forward-Looking Statements
Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, certain statements contained in this press release regarding our and/or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. These forward-looking statements are not historical facts and are only estimates or predictions. Actual results may differ materially from those projected as a result of risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information, or otherwise.

Contacts

Mpower Communications Investor Contact:	Mpower Communications Media Contact:
Gregg Clevenger, Chief Financial Officer	Michele Sadwick, Vice President
Telephone: 585-218-6547	Telephone: 585-218-6542
Email: gclevenger@mpowercom.com	Email: msadwick@mpowercom.com